U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Springwater Special Situations Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	85-3501488
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

c/o Graubard Miller 405 Lexington Avenue, 44th Floor New York, New York	10174
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates:	N/A
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:	None

Securities to be registered pursuant to Section 12(g) of the Act:

Rights to receive common stock with no conversion or exercise price

INFORMATION REQUIRED IN REGISTRATION STATEMNT

Item 1. Description of Registrant’s Securities to be Registered.

On February 13, 2023, the board of directors (the “Board”) of Springwater Special Situations Corp., a Delaware corporation (the “Company”), declared a dividend of one right (the “Rights”) to each holder of a share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issued in the Company’s initial public offering (the “Public Shares”) not redeemed in connection with the stockholder vote upon the Company’s proposed extension of time to consummate an initial business combination, as described in the Company’s definitive proxy statement filed with the SEC on February 3, 2023 (the “Extension”). Each Right entitles the holder to receive one-twelve-and-a-halfth (1/12.5) of one share of Common Stock upon consummation of an initial business combination. The Rights are payable to holders of Public Shares on March 2, 2023 (the “Record Date”).

Amount of securities called for by such Rights. Rights to receive an aggregate of 158,057 shares of Common Stock shall be issued and outstanding. The Company shall not issue fractional shares upon exchange of Rights. Upon the consummation of an initial business combination, the Company will instruct the Right Agent to round down to the nearest whole number of shares of Common Stock.

Period during which and the price at which the Rights are exercisable. The Rights will continue in existence until the Company completes an initial business combination, at which time the Rights will automatically convert into Common Stock without the requirement of any action or payment of any exercise, conversion or other price by the holder. If the Company does not complete an initial business combination for any reason prior to its dissolution, the Rights will never become exercisable and will expire.

Amount of Rights outstanding. There are a total of 1,975,714 Rights outstanding. As indicated above, the Rights entitle the holders to receive an aggregate of 158,057 shares of Common Stock. These figures are subject to adjustment as described further below.

Provisions for changes to or adjustments in the exercise price. The amount of Common Stock receivable in respect of each Right shall be appropriately adjusted to reflect any stock dividend, stock split, combination of shares, reclassification, recapitalization or other similar event affecting the number of outstanding shares of stock or securities.

Any other material terms of such rights on warrants. None.

Item 2. Index to Exhibits.

1.	Rights Agreement

2.	Form of Rights Certificate

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Springwater Special Situations Corp.

Date: March 8, 2023	By:	/s/ Martin Gruschka
Martin Gruschka
Chief Executive Officer

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